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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of certain shares to be issued under the Smart & Final Inc. Stock Incentive Plan, Long-Term Equity Compensation Plan and Non-Employee Director Stock Plan of our report dated February 10, 1997 on the financial statements of Smart & Final Inc. set forth in the Annual Report on Form 10-K for the year ended December 29, 1996 and the related financial statement schedule included therein filed by Smart & Final Inc. with the Securities and Exchange Commission.

/s/ Arthur Andersen LLP

Los Angeles, California
September 9, 1997